Exhibit 4.34

Federal Service for Supervision in the Sphere of Telecom, Information Technologies and Mass Communications

LICENSE

No. 94561 dated December 29, 2011

for the provision of

mobile telephone communications services.

This License is provided to

Open Joint-Stock Company

Mobile TeleSystems

Primary State Registration Number of the legal entity (individual entrepreneur) (OGRN, OGRNIP)

1027700149124

Tax Identification Number (INN)

7740000076

Location (address):

4 Marksistskaya Street, Moscow, 109147

The territory of provision of telecommunications services is specified in the Annex.

This license is granted for the period:

up to December 29, 2016

This license is granted based on the decision of the licensing authority — the Order No. 1206 as of December 29, 2011.

This license is complemented with Annex on two pages (page) being the integral part thereto.

Deputy Director	(signature)	O.A. Ivanov
Seal here	(sealed)

CN 029499

Annex to the license No. 94561

Licensing Requirements

1. Open Joint Stock Company Mobile TeleSystems (licensee) shall comply with the duration of this license.

Short name:

MTS OJSC

OGRN 1027700149124

INN 7740000076

Location:

4 Marksistskaya Street, Moscow, 109147

2. The Licensee shall start providing telecommunications services in accordance with this license no later than 29.12.2013.

3. The Licensee shall provide mobile telephone communications services in the territory of Moscow city and the Moscow Region using radio-frequency spectrum with radio-electronic means of LTE-standard.

4. The Licensee under this license shall ensure the provision of the following services to the subscriber*:

a) access to the network of the licensee;

b) connections via mobile radiotelephone network of the licensee for reception (transfer) of voice and non-voice information, ensuring continuity of the communication during provision of the service regardless of the location of the subscriber, including when in motion;

c) connections to the subscribers and (or) users of fixed telephone network of public communication network;

d) access to telematic communication services and data transmission communication services, except for data transmission communications services for the purpose of voice transmission;

e) access to information and reference services;

f) possibility of free round-the-clock calls to emergency services.

5. The Licensee shall provide telecommunications services in accordance with the rules of communications services approved by the Government of the Russian Federation.

6. When providing communication services, the Licensee shall comply with the rules of connection of electric communications networks and their interaction, as approved by the Government of the Russian Federation, during connection of licensee’s mobile telephone communication network to public communications network, connection of other networks to licensee’s mobile telephone communication network, executing accounting and traffic passage of licensee’s mobile telephone communication network, accounting and traffic passage from (to) traffic networks of other operators.

1

7. This license is issued following the consideration of the application for the license without holding a tender (auction, bidding). No licensing requirements for the licensee to perform obligations undertaken during its participation in the tender (auction, bidding) to obtain the corresponding license are established.

8. The Licensee in the course of providing services under this license shall comply with the terms established during allocation of radio frequencies and assignment (allocation) of radio frequency or radio frequency channel.

9. Licensee shall have the control system in place to manage its communications network, corresponding to the regulatory requirements to communication network control systems established by appropriate Federal Executive Authority in the field of communication.

10. The Licensee shall implement the requirements for networks and communication facilities established by the Federal Executive Authority in the field of communications in consultation with the authorized state authorities executing operational and investigative activities in order to perform operational and investigative measures, as well as to take measures to prevent the disclosure of organizational and tactical methods of these operations.

11. The Licensee shall provide information on the base of calculation of mandatory withholdings (non-tax payments) to the universal service reserve according to the manner and form established by the federal executive authority in the field of communications.

* Provision of services under this license may be accompanied by the provision of other services which are inextricably associated technologically with mobile telecommunications services and aimed at increase of their customer value, if it they do not require a separate license.

2

Laced, numbered and sealed:

3 (three) page(s)

Chief of Radio Frequency and Communication Licenses Register Department

(signature) I.Yu. Zavidnaya

JANUARY 16, 2012

Seal: (sealed)